Sagebrush Gold Announces JV with Liberty Star Uranium and Metals Corp For Uranium Assets

NEW YORK, September 7, 2011 (GLOBE NEWSWIRE) -- Sagebrush Gold, Ltd. (OTCBB: SAGE.OB - News) announced today that the Company has signed a binding Letter of Intent (“LOI”) for the purposes of forming a joint venture agreement  with Liberty Star Uranium and Metals Corp (Liberty Star) (OTCBB: LBSR) to merge both Company’s uranium assets, forming a new company (Newco).

Sagebrush Gold Ltd. is a publicly traded junior mineral exploration company focused on searching for world class resources and seeking out potentially significant gold exploration and development targets in Nevada's leading gold districts. Sagebrush has three current Nevada projects: Red Rock, North Battle Mountain, and the newly acquired (August 31, 2011) Relief Canyon Gold Mine & Processing Facility.  Additionally, Sagebrush has recently acquired the assets American Energy Fields, Inc. (Colorado Plateau exploration stage uranium properties).

Terms of the LOI between Liberty Star and Sagebrush include the transfer all uranium properties held by Sagebrush and Liberty Star into a newly organized venture (“Newco”), a subsidiary of Sagebrush.  Liberty Star will grant Sagebrush the irrevocable option to Newco all of its North Pipes Super Project (“NPSP”) uranium properties.

In the event that the Reorganization and Private Placement of Newco are not achieved by Sagebrush on or before December 31, 2011 Liberty Star’s obligations will terminate at Liberty Star’s discretion and Liberty Star will have the full right to retain its Uranium Properties.

Please refer to the appropriate SEC filing(s) for details of the Joint Venture Letter of Intent.

Located on the Colorado Plateau province of northern Arizona known as the Arizona Strip, the NPSP is targeted specifically for high-grade uranium mineralization through numerous breccia pipes. According to the U.S. Geological Survey, the breccia pipes in this region are of high grade compared to sediment hosted roll front deposits mined throughout the western United States, with an estimated potential average grade for ore bearing pipes at about 0.7% to 0.8% uranium.  These are historically the second richest class of uranium deposits in the world and highest grade deposits in the USA. Historically, mines in this region have produced some 26 million pounds of uranium. The pipes contain numerous metals in addition to uranium including copper, silver, vanadium, molybdenum, cobalt and nickel and others. Read more about the NPSP: http://www.libertystaruranium.com/www/projects/north-pipes-super-project

Comments Liberty Star CEO and Chief Geologist James Briscoe: “It’s gratifying to enter into a relationship with a dynamic junior resource company that shares Liberty Star’s vision for domestic uranium production on the Colorado Plateau.  Sagebrush has a competent geological team and their Chairman, Barry Honig, has a proven track record and reputation for finalizing solid financing in our industry, which frankly, has been very difficult over the last three years. ”

Mr. Honig commented, ”We are poised to take full advantage of the current depressed asset prices in the uranium market and we are very excited that the creation of a new public Company will help our shareholders realize value from the Company’s uranium assets.”

Legal Notice and Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

Sagebrush Gold, Ltd.
1640 Terrace Way
Walnut Creek, CA 94597

David Rector, President
877 705 9357
Barry Honig, Chairman
305 571 1000

email: info@sagebrushgold.com
www.SagebrushGold.com